Exhibit 10.1

Tax Credit

TRANSFER AGREEMENT

by and between

Gevo Intermediate HoldCo, LLC,

as Transferor,

and

[            ],

as Transferee

Dated as of the [            ]

TAX CREDIT TRANSFER AGREEMENT

This Tax Credit Transfer Agreement (this “Agreement”), dated as of the [            ] (the “Effective Date”), is made by and between Gevo Intermediate HoldCo, LLC, a limited liability company organized in Delaware (“Transferor”) and [            ] (“Transferee”). Transferor and Transferee each may be referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

WHEREAS, Net-Zero Richardton, LLC (the “Project Company”) is the sole owner for state law purposes of an ethanol production facility located in Richardton, ND (the “Project”);

WHEREAS, the Project Company acquired the Project on January 31, 2025;

WHEREAS, Transferor directly owns one hundred percent (100%) of the equity interests in Net-Zero North Holdco, LLC which, in turn, directly owns one hundred percent (100%) of the equity interests in Project Company;

WHEREAS, both Net-Zero North Holdco, LLC and Project Company are treated as disregarded entities for federal income tax purposes and, accordingly, Transferor is the regarded owner of the Project for federal income tax purposes, and is the “eligible taxpayer” under Section 6418(f)(2) of the Code and the seller of the PTCs (defined below) generated by the Project;

WHEREAS, the ethanol produced by the Project qualifies as a clean transportation fuel under Section 45Z of the Code (the “PTC”) entitling Transferor to PTCs for each gallon of ethanol produced during the time period relevant to the transactions contemplated by this Agreement, from [            ] through [            ] (“Production Period”);

WHEREAS, pursuant to Section 6418 of the Code, Transferor is entitled to elect to Transfer to an unrelated transferee all or any portion of the PTCs to which Transferor is entitled with respect to the ethanol produced by the Project during the Production Period;

WHEREAS, Transferee and Transferor are unrelated Persons under Section 6418 of the Code; and

WHEREAS, Transferor desires to sell, and Transferee desires to purchase, on the terms and subject to the conditions of this Agreement, certain of the PTCs to which Transferor is entitled with respect to the ethanol produced by the Project during the Production Period (such PTCs sold to Transferee, the “Transferred Credits”).

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND CONSTRUCTION

 Section 1.1           Specific Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in Exhibit A.

Section 1.2            Construction.

(a)           Headings and the rendering of text in bold and/or italics are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement.

(b)           A reference to an Exhibit, Article, Section or other provision shall be, unless otherwise specified, to exhibits, articles, sections or other provisions of this Agreement, which exhibits are incorporated herein by reference.

(c)           Any reference in this Agreement to another Contract or document shall be construed as a reference to that other Contract or document as the same may have been varied, amended, supplemented, substituted, novated, assigned or otherwise transferred as of the date hereof.

(d)           Any reference in this Agreement to “this Agreement,” “herein,” “hereof” or “hereunder” shall be deemed to be a reference to this Agreement as a whole and not limited to the particular Article, Section, Exhibit or provision in which the relevant reference appears unless otherwise stated.

(e)            References to any Party shall, where appropriate, include any successors, transferees and permitted assigns of the Party.

(f)            References to the term “includes” or “including” mean “includes, without limitation” or “including, without limitation.”

(g)           Words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders.

(h)           References to any statute, code or statutory provision are to be construed as a reference to the same as it may have been amended, modified or reenacted as of the date hereof, and include references to all bylaws, instruments, orders and regulations for the time being made thereunder or deriving validity therefrom unless the context otherwise requires.

(i)            The word “or” shall be inclusive and, where appropriate, shall mean “and/or”.

(j)            References to any amount of money mean a reference to the amount in United States Dollars.

ARTICLE II
TRANSFER OF INVESTMENT TAX CREDITS

Section 2.1             Purchase and Sale.

(a)             Subject to the terms and conditions set forth in this Agreement, on each of the dates set forth below (each a “Transfer Date”) the Transferor shall sell, assign, convey, deliver and transfer to Transferee, and Transferee shall purchase, acquire and accept from Transferor (the “Transfer”), all of the right, title and interest of the Transferor in and to the amount of the Transferred Credits set forth in the table below under the column “Amount of Transferred Credits” (the amount of Transferred Credits for each Transfer Date herein referred to as, “Max Credits”); provided, that if the Transferor shall not be able to deliver the Max Credits on the relevant Transfer Date set forth below, the Transferor shall transfer on each Transfer Date the actual amount of Transferred Credits set forth in a Transfer Notice delivered by Transferor to Transferee pursuant to Section 2.2 below:

Transfer Date	Amount of Transferred Credits

The Transferred Credits Transferred on any date hereunder shall be free and clear of all Liens or other encumbrances.

Section 2.2             No less than ten (10) days prior to each Transfer Date, Transferor shall provide Transferee with (a) written notice (the “Transfer Notice”) confirming the amount of PTCs to be transferred on the forthcoming Transfer Date (subject to a cap equal to the amount of Max Credits for such Transfer Date) and any increase to such amount of Transferred Credits in accordance with Section 2.6(a) to make-up any prior Under-delivery Amounts and (b) documentation (reasonably acceptable to Transferee) evidencing the calculation of such amount, which amount shall not exceed the actual amount of PTCs available to the Transferor during the period beginning on [            ] and ending on the earlier of (x) [            ] and (y) the date of the Transfer Notice, reduced by the sum of the amount of such PTCs that have been sold (or have been committed to be sold) for such period to a Person other than Transferee and the amount of PTCs included in all previous Transfer Notices. The Parties acknowledge and agree that Transferor will be deemed to have provided Transferee with the Transfer Notice for the first Transfer Date confirming that it will transfer $[            ] of PTCs on such Transfer Date along with satisfactory documentation evidencing the calculation of the amount of Transferred Credits.

Section 2.3             Purchase Price.

(a)             The Purchase Price for the Transferred Credits set forth in a Transfer Notice shall be $[            ] per $[            ] of each Transferred Credit, which the Parties agree is the fair market value of each Transferred Credit (the “Per Credit Purchase Price”). Subject to the satisfaction of (i) the provisions of Section 2.1 and (ii) each of the conditions (as applicable to such Transfer Date) set forth in Section 2.4 and Section 2.5, Transferee will pay the Per Credit Purchase Price times the dollar amount of Transferred Credits shown in the Transfer Notice for such Transfer Date (the “Purchase Price”) in cash by wire transfer of immediately available funds to the bank account designated in writing by Transferor in Exhibit D (which may be changed from time to time by written notice as provided in ARTICLE VII), or, to an escrow account as provided in Section 2.3(b). Each Transfer shall be completed upon full payment of the Purchase Price by wire transfer of immediately available funds to such bank account or escrow account, as applicable. Transferee shall pay the Purchase Price for the first Transfer to a bank account of the Transferor opened with Transferee. Transferor covenants that it shall not withdraw the Purchase Price from such bank account until no earlier than July 31, 2025.

(b)            Other than in respect of the first Transfer Date, in the event there is a Proposed Change in Tax Law in existence on a Transfer Date, Transferee shall pay the Purchase Price due on such Transfer Date (as calculated under Section 2.3(a)) into a separate escrow account at [            ] set up exclusively to receive such funds. Such amount and any interest earned thereon shall be held in escrow until the Proposed Change in Tax Law is no longer a Proposed Change in Tax Law (including due to enactment of final legislation), in which case the escrowed amounts shall be delivered to Transferor, unless there is a Change in Tax Law. In the event of a Change in Tax Law, Section 8.1(f) shall govern and, if the Agreement is ultimately terminated pursuant to such Section, the escrowed funds shall be delivered to Transferee and no PTCs attributable to such Purchase Price shall be transferred to Transferee.

Section 2.4             Deliverable Conditions to Effective Date and Each Transfer Date. The Transfer of Transferred Credits on each Transfer Date (or, on the specific Transfer Date expressly provided below) is conditioned upon Transferee’s receipt of the following deliverables and, solely with respect to the first Transfer Date, Transferee’s execution of this Agreement shall be deemed evidence of the satisfaction by Transferor of such conditions or of Transferee’s waiver thereof:

(a)            Documentation regarding the tax and legal ownership of the Project, solely with respect to the first Transfer Date unless such information has changed.

(b)            Documentation regarding the quantity and calculation of the PTCs generated by the Project.

(c)            With respect solely to the first Transfer Date, evidence regarding applicable prevailing wage and apprenticeship compliance under Section 45Z(f)(6) and (7).

(d)            With respect solely to the first Transfer Date, registration letter under Section 4101 of the Code for a CN registration showing an effective date no later than [            ]; provided however, that if such CN registration letter has been amended or revoked to Transferor’s knowledge prior to any Transfer Date, on the first Transfer Date following the receipt of such letter, Transferor shall provide a copy of such letter amending or revoking such registration.

(e)             Transferor’s Form W-9 solely with respect to the first Transfer Date, unless there has been any changes to the Form W-9 of Transferor.

(f)             Organizational documentation of Gevo, Inc., and Transferor, including formation documentation, operating agreement, certificates of good standing (dated within thirty (30) days of the Effective Date), incumbency certificates, and resolutions and written action of the members or board, as applicable, approving the transactions contemplated by this Agreement.

(g)             With respect solely to the first Transfer Date, evidence of the filing for a registration number required under Treasury Regulation Section 1.6418-4 for the Project (the “Registration Number”).

(h)             Draft transfer election statement (in the form set forth in Exhibit B) prepared by Transferor as required by Section 6418 of the Code and as described in Treasury Regulation Section 1.6418-2(b)(5) (as they may be amended) (the “Transfer Election Statement”); provided however that for the final Transfer Date, such Transfer Election Statement shall be a fully completed Transfer Election Statement executed by Transferor.

(i)              A report from TPR Enterprises, LLC (d/b/a EcoEngineers) (“EcoEngineers”) (or other third party validation agent reasonably acceptable to Transferee) verifying the PTCs for Transfer, including (i) a review of the Emissions Factor calculation and verification in compliance with the applicable 45ZCF-GREET model, and (ii) a review of production data of ethanol from the Project and sales thereof to an unrelated third party.

(j)              With respect solely to the first Transfer Date, a guaranty of Transferor’s financial obligations hereunder by Gevo, Inc. in a form reasonably acceptable to Transferee and such guarantor.

(k)             A release from OIC Investment Agent, LLC (“OIC”) and UCC-3 termination statement filed in respect of Transferor and Project Company in relation to the release and termination of any Lien over the Transferred Credits in favor of OIC.

Section 2.5             Conditions Precedent to Each Transfer Date. The Transfer of Transferred Credits on each Transfer Date (or, on the specific Transfer Date expressly provided below) shall be subject to the satisfaction of the following conditions precedent, any of which may be waived, in whole or in part, by the Transferee, in its sole discretion (with the Parties’ understanding that Transferee’s execution of this Agreement is confirmation of the satisfaction (or Transferee’s waiver) of each of these conditions precedent as to the initial Transfer Date):

(a)             Transferee’s completion of satisfactory due diligence and receipt of all deliverables set forth in Section 2.4 (with respect solely to the first Transfer Date if so provided in Section 2.4).

(b)             With respect solely to the first Transfer Date, the approval by Transferee’s asset liability committee of the transactions contemplated by this Agreement.

(c)             With respect solely to the first Transfer Date, binding of, and payment by Transferor of the premium for (which may occur on the first Transfer Date with proceeds from the Purchase Price paid by Transferee), the Tax Credit Insurance Policy in respect of the first Transfer Date in the form approved by the Transferee.

(d)             With respect solely to the first Transfer Date, Transferee shall have had the opportunity to review a tax credit eligibility memorandum confirming the eligibility of the Project as a qualified facility producing a qualifying fuel sold to an unrelated Person in accordance with Section 45Z(a)(4) of the Code and the calculation of the CI score.

(e)             With respect solely to each of the second Transfer Date and the final Transfer Date, binding of, and payment by Transferor of the premium for (which may occur on the second or final Transfer Date (as applicable) with proceeds from the Purchase Price paid by Transferee on such Transfer Date) a Tax Credit Insurance Policy in the form approved by the Transferee on or prior to such date (which shall include a policy materially similar to the Tax Credit Insurance Policy delivered on the first Transfer Date, but with the conditional exclusion provided therein as an actual exclusion rather than a conditional exclusion).

(f)              No event shall have occurred that would prevent the Project from qualifying for the PTCs in an amount no less than the amount set forth in the Transfer Notice or that would otherwise result in Transferor’s inability to consummate the Transfer.

(g)             No material default shall be in existence under this Agreement.

(h)             Transferor shall have provided a fully executed Transfer Date Certificate.

(i)              Transferor shall have paid all amounts due to Transferee pursuant to Section 9.13 of this Agreement.

(j)              With respect solely to the final Transfer Date, Transferor shall have provided Transferee with evidence of the receipt of the Registration Number.

Section 2.6             Under-delivery Fee.

(a)             In the event that Transferor fails to Transfer to Transferee on any Transfer Date PTCs from the Project that are equal to or greater than ninety percent (90%) of the Max Credits for any such Transfer Date, then Transferor shall promptly pay to Transferee on such Transfer Date, via wire transfer of immediately available funds to an account designated by Transferee (or, if the Parties mutually agree, as an offset to the Purchase Price payment made by Transferee on such Transfer Date), an amount (each such amount as may be calculated on each Transfer Date, the “Under-delivery Fee,” and collectively, the “Under-delivery Fees”) equal to (a) $[            ], times (b) the difference between (i) ninety percent (90%) of the Max Credits for such Transfer Date, and (ii) the actual amount of PTCs that Transferor Transfers to Transferee on such Transfer Date (the “Under-delivery Amount”). The obligation to pay an Under-delivery Fee shall be excused to the extent that the Under-delivery Amount proximately results from an Event of Force Majeure. The Transferor may increase the amount of PTCs delivered on a subsequent Transfer Date to make-up for an Under-delivery Amount on a prior Transfer Date to reduce the Under-delivery Fee payable under Section 2.6(b).

(b)             In the event that as of [            ] Transferor has failed to Transfer to Transferee at least $[            ] PTCs for the Production Period, Transferor will promptly pay to Transferee a final Under-delivery Fee equal to (a) $[            ], times (b) the difference between (i) $[            ], and (ii) the actual aggregate amount of PTCs for the Production Period that Transferor Transferred to Transferee pursuant to this Agreement, minus, (c) any Under-delivery Fees paid to date. The obligation to pay an Under-delivery Fee under this Section 2.6(b) shall be excused to the extent that an under-delivery of PTCs proximately results from an Event of Force Majeure; provided however, the Parties acknowledge and agree that the existence of an Event of Force Majeure under this Section 2.6(b) reasonably may be determined not to exist even if an Event of Force Majeure exists on any or all Transfer Dates.

(c)             Notwithstanding any other provision of this Agreement, Transferee’s sole remedy for Transferor’s failure to deliver at least ninety percent (90%) of the Max Credits on each Transfer Date shall be the right to receive the Under-delivery Fee as calculated in this Section 2.6, and Transferee acknowledges that this is a fair and reasonable remedy for such failure to deliver.

(d)             This Section 2.6 shall not apply, and Transferor shall not be obligated to pay any Under-delivery Fee, if Transferor’s failure to deliver PTCs for the Production Period is (i) the result of a Change in Tax Law, which shall be covered exclusively by Section 8.1(f) of this Agreement, or (ii) the proximate result of an Event of Force Majeure.

Section 2.7             Right of First Offer. In the event Transferor receives a bona fide offer from a third party to purchase PTCs for the Production Period from the Project (the “2025 Offer”), Transferor shall promptly provide Transferee with written notice of the 2025 Offer, including the amount of PTCs proposed to be purchased. Transferee shall have ten (10) Business Days from the date of receipt of notice of the 2025 Offer to provide written notice (the “2025 Acceptance Notice”) of Transferee’s desire to purchase the lesser of (a) $[            ] of the PTCs subject to the 2025 Offer, and (b) the total amount of PTCs subject to the 2025 Offer (such amount, the “Additional 2025 Credits”). Should Transferee provide Transferor with the 2025 Acceptance Notice, the Parties shall work in good faith to amend this Agreement to provide for the Transfer of the Additional 2025 Credits from Transferor to Transferee on the same terms and conditions as are contained in this Agreement for Transferred Credits, with payment for such Additional 2025 Credits to be made pro rata across the then-remaining Transfer Dates (but in all events, no earlier than the date on which the Additional 2025 Credits are generated by the production and sale of ethanol at the Project), or on such other dates as the Parties may agree and provide for in an amendment to this Agreement. If Transferee fails to respond to Transferor’s written notice or does not provide Transferor with a 2025 Acceptance Notice, Transferor may sell PTCs from the Project to such third party as outlined in the 2025 Offer.

Section 2.8             Right of First Refusal.

(a)             Transferee shall have the right, but not the obligation, to purchase from Transferor up to all of the PTCs generated by the Project in calendar year 2026 (the “2026 Credits”) in consideration of payment of the Purchase Price for each one dollar of 2026 Credits and on substantially the same terms and conditions as are contained in this Agreement for the Transferred Credits (the “2026 Option”).

(b)            To exercise the 2026 Option, Transferee shall, no later than February 28, 2026, provide Transferor notice of its election to purchase the 2026 Credits (the “2026 Election Notice”), which 2026 Election Notice shall include the amount of 2026 Credits it desires to purchase from Transferor immediately prior to each of the dates during calendar year 2026 on which Transferee’s U.S. federal estimated tax payments are due (with such dates expressly stated in such notice). Should Transferee properly exercise the 2026 Option, (i) Transferee shall have the opportunity to conduct reasonable diligence with respect to the 2026 Credits, and (ii) the Parties shall cooperate in good faith to enter into a definitive agreement, on similar terms as are contained in this Agreement, to document the Transfer of the 2026 Credits identified in the 2026 Election Notice. The definitive agreement with respect to the 2026 Credits shall be executed no later than April 30, 2026, which date shall be extended to the extent Transferee is making commercially reasonable efforts to finalize such agreement.

(c)             Transferee shall be permitted to assign its rights to the 2026 Option as provided in this Section 2.8 to an assignee that: (i) is eligible under Applicable Law to receive a transfer of the 2026 Credits, and (ii) enters into a definitive agreement with respect to the purchase of the 2026 Option on substantially the same terms as are contained in this Agreement, including the representations, warranties and covenants of Transferee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TRANSFEROR

Transferor hereby represents and warrants to Transferee as of the Effective Date and each Transfer Date as follows:

Section 3.1             Organization, Authority, Validity and Non-Contravention.

(a)             Transferor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, with a 2025 tax year ending on December 31, 2025. Transferor has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets, including its interest in the Project Company. The Project Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is a disregarded for federal income tax purposes as separate from Transferor and has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets, including the Project.

(b)            The execution, delivery and performance by the Transferor of this Agreement and the consummation of the Transfer has been duly authorized by all necessary organizational action on the part of the Transferor.

(c)             This Agreement has been duly executed and delivered by the Transferor and constitutes the legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)             None of the execution and delivery by the Transferor of this Agreement, the performance of the obligations of the Transferor hereunder, nor the consummation of the Transfer by Transferor will (i) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of the Organizational Documents of the Transferor, (ii) result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any Contract or Permit to which Transferor is a party or by which its assets are bound, (iii) result in the imposition or creation of any Lien upon or with respect to the Transferred Credits, or (iv) conflict with or result in the violation of any Applicable Law to which either of the Transferor is subject, except, in the case of clauses (ii) and (iv), as would not have a material adverse effect on the Transferor or prevent, materially delay, or materially restrict or impair the ability of the Transferor to carry out its obligations under this Agreement, and for Transferor to consummate the Transfers contemplated by this Agreement.

Section 3.2            No Adverse Order, Injunctions or Effect. Transferor is not a party to, subject to or bound by any Contract with any Persons, or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority, which would prevent or materially and adversely affect the execution, delivery or performance of this Agreement or the transfer, conveyance and sale of the Transferred Credits by Transferor to Transferee pursuant to the terms hereof.

Section 3.3            Litigation. No action, suit, violation, investigation, proceeding, or claim by or against either of the Transferor, or involving the business or property of the Transferor, is pending, or, to the Transferor’s knowledge, threatened in writing before any court or Governmental Authority, that could reasonably be expected to prevent or materially and adversely affect the legality, validity, or enforceability of this Agreement or the transfer, conveyance and sale of the Transferred Credits by Transferor to Transferee pursuant to the terms hereof.

Section 3.4            Third-Party Consents. Other than the filing of the Transfer Election Statement, no consents, approvals, authorizations, waivers, licenses, registrations, declarations, qualifications, filings or notices of or to Persons, including Governmental Authorities, are required in connection with the execution and delivery by the Transferor of this Agreement, the performance of the obligations of the Transferor hereunder or the consummation by the Transferor of the Transfers.

Section 3.5            Compliance with Law. With respect to the performance of its obligations under this Agreement, the Transferor is in material compliance with all Applicable Laws and orders of any Governmental Authority applicable to it.

Section 3.6            Qualification of Project and Credits. The Project Company is the sole owner of the Project (with Transferor, the Project Company’s sole regarded member, being considered the sole owner of the Project for federal income tax purposes). The ethanol produced by the Project qualifies for PTCs under Code Section 45Z.

Section 3.7            Placed in Service. The Project was Placed in Service in 2007.

Section 3.8            Transferred Credits.

(a)            The Transferred Credits are “eligible credits” as defined in Section 6418(f) of the Code and none of the Transferred Credits have been carried forward or backward from another tax year.

(b)            Transferor is an “eligible taxpayer” under Section 6418(f) of the Code.

(c)            Transferor is properly classified as a partnership for U.S. federal income tax purposes and is a calendar year taxpayer for U.S. federal income tax purposes.

(d)            Transferor is not related to Transferee for purposes of Sections 267(b) and 707(b)(1) of the Code pursuant to Section 6418(a) of the Code.

(e)             Transferor has not made a direct pay election under Section 6417 of the Code with respect to the Transferred Credits.

(f)             Transferor has not agreed to or made an election to transfer the Transferred Credits to any other Person other than Transferee.

(g)             Neither Transferor nor any of its Affiliates has claimed the Transferred Credits on a Tax Return.

(h)             No portion of the Transferred Credits was transferred to Transferor pursuant to Section 6418 of the Code.

(i)              All fuel produced at the Project was sold to an unrelated third party in compliance with Section 45Z(a)(4) of the Code and used by such purchaser for a purpose described in Section 45Z(4)(A), (B) or (C).

(j)              The Project is a “qualified facility” as defined for purposes of Section 45Z(d)(4) of the Code, and is located in the United States.

(k)             The fuel produced at the Project is a “transportation fuel” as defined for purposes of Section 45Z(d)(5) of the Code.

(l)              With respect to the Project, Transferor has complied with the applicable prevailing wage and apprenticeship requirements of Section 45Z(f)(6) and (f)(7) of the Code.

(m)            Transferor is properly registered as a producer of clean fuel under Section 4101 of the Code as required under Section 45Z(f)(1) of the Code. Seller received the registration under Section 4101 of the Code effective December 18, 2024. Neither Transferor nor an Affiliate of Transferor has been informed that such registration has been or will be revoked.

(n)             Transferor is eligible for PTCs with respect to the fuel produced at the Project in an amount no less than the amount of the Transferred Credits plus the amount of PTCs that are or will be sold to other persons, plus the amount of PTCs that are retained by Transferor, and the PTCs have not been subject to reduction.

(o)             The fuel produced at the Project has a CI score of less than 15.0 kilograms of CO2e per mmBTU, as determined by the applicable 45ZCF-GREET Model and validated by EcoEngineers (or other third party validation agent reasonably acceptable to Transferee).

(p)             No Person has or will claim tax credits under Section 45Q of the Code with respect to any carbon oxides captured from the Project.

(q)             Transferor has provided Transferee with the required minimum documentation (as described in Treasury Regulation Section 1.6418-2(b)(5)(iv)), except to the extent such documentation cannot be provided because it relates to the Transferred Credits to be sold on a subsequent Transfer Date.

(r)             The documentation and information provided by Transferor to Transferee as provided in the data room are true correct and complete in all material respects.

(s)             The Transferred Credits are free and clear of all encumbrances and Liens on the Transfer Date.

Section 3.9             Disclaimer of the Transferor. (a) Except as set forth in this ARTICLE III or elsewhere in this Agreement, the Transferor, its Affiliates, or any of their respective equity holders, partners, members, managers, officers, directors, employees or Representatives do not make and have not made any other representation or warranty, express or implied, at law or in equity, with respect to the Transferor, the Transferred Credits, the Project or any assets of the Transferor.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to Transferor as of the Effective Date and each Transfer Date as follows:

Section 4.1             Authority, Validity and Non-Contravention.

(a)           Transferee is [            ]. Transferee has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets.

(b)           This Agreement has been duly executed and delivered by Transferee and constitutes the legal, valid and binding obligation of Transferee, enforceable against Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)           None of the execution and delivery by Transferee of this Agreement, the performance of the obligations of Transferee hereunder, nor the consummation of the Transfer by Transferee will (i) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) any Contract to which Transferee or its Affiliates is a party or by which any of its respective assets are bound; or (ii) conflict with or result in the violation of any Applicable Law to which Transferee is subject, except as would not have a material adverse effect on Transferee or prevent, materially delay, or materially restrict or impair the ability of Transferee to carry out its obligations under, and to consummate the Transfer contemplated by, this Agreement.

Section 4.2             Relatedness. Transferee is not related to Transferor for purposes of Sections 267(b) or 707(b)(1) of the Code pursuant to Section 6418(a) of the Code. For U.S. federal income tax purposes, (a) Transferee is treated as a corporation, and (b) has a tax year ending on December 31.

Section 4.3             No Adverse Order or Injunctions. Transferee is not a party to, subject to or bound by any Contract with, or any judgment, order, writ, prohibition, injunction or decree of any court or other Governmental Authority, which would prevent or materially and adversely affect the execution, delivery or performance of this Agreement by Transferee.

Section 4.4             Litigation. No action, suit, investigation, proceeding, or claim by or against Transferee, or involving the business or property of Transferee, is pending, or, to Transferee’s knowledge, threatened in writing before any court or Governmental Authority, that could reasonably be expected to prevent or materially and adversely affect the legality, validity, or enforceability of this Agreement or the transfer, conveyance and sale of the Transferred Credits by Transferor to Transferee pursuant to the terms hereof.

Section 4.5            Third-Party Consents. Other than the filing of the Transfer Election Statement, no consents, approvals, authorizations, waivers, licenses, registrations, declarations, qualifications, filings or notices of or to Persons, including Governmental Authorities, that are required in connection with the execution and delivery by Transferee of this Agreement, the performance of the obligations of Transferee hereunder or the consummation by Transferee of the Transfer.

Section 4.6            Sufficiency of Funds; Creditworthiness; Diligence. Transferee has, and shall at the time of each Transfer have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transfer contemplated by this Agreement. The Parties acknowledge and agree that they have done diligence reasonably expected to establish reasonable cause within the meaning of Final Treasury Regulation section 1.6418-5(a)(4) to claim the full Transferred Credits.

Section 4.7            Representation; Experience. Transferee (a) is and was represented by counsel in respect of the transactions contemplated by this Agreement, (b) has sufficient knowledge and experience in financial and business matters to enable it to evaluate the transactions contemplated by this Agreement, the Transferred Credits (including the eligible amount thereof), and the Applicable Law, (c) has conducted its own diligence of the Transferred Credits, the tax and accounting implications of owning the Transferred Credits and the rights and limitations associated with acquiring and holding the Transferred Credits, and Transferee has based its investment decision solely on such diligence and analysis. Transferee has not relied on Transferor or its Affiliates for any legal, regulatory, tax, insurance, investment, or accounting advice related to the Transferred Credits. Transferee has been provided with, or otherwise has access to, all information that Transferee believes is necessary or appropriate in connection with its decision to purchase the Transferred Credits.

Section 4.8            Transferee’s Representation. Except as set forth in this ARTICLE IV or elsewhere in this Agreement, none of Transferee, its Affiliates, or any of their respective equity holders, partners, members, managers, officers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at law or in equity, with respect to Transferee or any assets of Transferee.

ARTICLE V

Indemnification

Section 5.1            Indemnification by Transferor.

(a)           Transferor shall indemnify Transferee for any and all Losses incurred by Transferee arising from (i) any loss, reduction or denial of the Transferred Credits paid for by Transferee pursuant to this Agreement, or (ii) a material breach by Transferor of any of its representations, warranties or covenants made in this Agreement; provided that, Transferor shall not have an indemnification obligation to the extent that such Losses are the result of (x) Transferee’s tax capacity (or lack thereof), (y) the failure by Transferee or any of its Affiliates to properly claim the Transferred Credits, or (z) any breach of a representation, warranty or covenant by Transferee or Transferee’s fraud, willful misconduct or gross negligence (each of (x) through (z), an “Excluded Event”). Transferee shall not be entitled to indemnification under this Section 5.1(a) until there has been a Final Determination.

(b)           Transferor shall indemnify, defend and hold harmless Transferee and its Affiliates, and their respective, directors, officers, shareholders, and employees, from any and all Third Party Claims asserted again Transferee, its Affiliates or such other Persons related to the Transferred Credits, this Agreement or the transactions contemplated hereby, in which any such Person involuntarily becomes a party; provided that, such Persons shall not have an indemnification obligation hereunder to the extent such Third Party Claims arise out of or are related to an Excluded Event.

(c)           Transferor shall not be required to pay indemnification amounts due hereunder until ten (10) Business Days following the date on which the insurer notifies Transferee or Transferor under the Tax Credit Insurance Policy that it will not indemnify the full amount of Losses due pursuant to the Final Determination (including due to the policy limit).

(d)           Notwithstanding any other provision contained in this Agreement, Transferor’s total limit of liability under this Agreement shall be capped at 125% of the aggregate Transferred Credits for which Transferee has paid the Purchase Price pursuant to this Agreement, except that such cap shall not apply to Losses resulting from Transferor’s fraud, willful misconduct, or gross negligence or from Third Party Claims, or Excess Interest and Excess Penalties.

Section 5.2            Insurance Policy. Transferee must first make and diligently pursue a claim under the Tax Credit Insurance Policy (pursuant to its terms) before seeking any indemnification for Losses from Transferor under Section 5.1(a) above; provided that Transferee shall not be allowed to double recover from Transferor if it had already recovered under the Tax Credit Insurance Policy. The amount of any indemnity required to be paid by the Transferor shall be reduced to the extent of any amounts actually received by Transferee pursuant to the Tax Credit Insurance Policy, and if any such recoveries are received after the payment of the applicable indemnity amount, Transferee shall promptly refund the amounts so received to the payer, but not in excess of the indemnity amount originally received by Transferee from such payer.

Section 5.3            Purchase Price Adjustments. To the maximum extent permitted by the Code, Transferee shall treat indemnity payments received hereunder as a non-taxable reimbursement and a purchase price adjustment; provided, that, upon receipt of an opinion of a nationally recognized tax counsel selected by Transferee and reasonably acceptable to Transferor (which shall include [______]) that such amounts “should” be includable as income of the recipient for U.S. federal income tax purposes, a “gross-up” with respect to any indemnity (determined after the application of Transferor’s aggregate liability cap) shall be paid by Transferor to Transferee based on the U.S. federal income tax rate applicable to Transferee as of the date the indemnity is paid.

Section 5.4            Survival. Notwithstanding anything to the contrary contained herein, the obligations of Transferor set forth in this ARTICLE V shall survive until the expiration of the applicable statute of limitations, plus ninety (90) days.

ARTICLE VI
COVENANTS

Section 6.1            Transferor’s Covenants.

(a)           Transferor shall timely complete and file, or cause to be filed, all tax elections and timely comply with all Applicable Laws and requirements necessary for Transferor to comply with and to effectuate the Transfer of the Transferred Credits to Transferee pursuant to Section 6418 of the Code, including the completion of the pre-filing registration of the Transferred Credits as provided under Treasury Regulation Section 1.6418-4.

(b)           Transferor shall provide to Transferee the “required minimum documentation” (as described in Treasury Regulations § 1.6418-2(b)(5)(iv)).

(c)           Transferor shall not take any affirmative action to become, or permit to become, a Person related to Transferee within the meaning of Sections 267(b) and 707(b)(1) of the Code pursuant to Section 6418(a) of the Code.

(d)           Transferor shall not take any position inconsistent with the transfer of the Transferred Credits to Transferee pursuant to Section 6418 of the Code.

(e)           Transferor shall timely provide to Transferee, the Registration Number, the Transfer Election Statement, and any tax elections and forms necessary to effectuate the Transfer and any other information reasonably requested by Transferee in connection with this Agreement, including the Transfer to Transferee of the Transfer Credits.

(f)            Transferor shall promptly notify Transferee of any inquiry, claim, examination, audit, assessment or other notification or potential challenge by a Tax Authority or other person with respect to or related to Transferred Credits (“Tax Contest”).

(g)           Transferor shall comply with its obligations under Section 6.3(a).

(h)           Transferor shall promptly notify Transferee of any revocation of the Section 4101 registration letter.

(i)            Transferor shall not issue or release any public announcement, statement, press release or other publicity or marketing materials relating to the relationship of the Parties, this Agreement, or otherwise use or mention Transferee’s trademarks, service marks, trade names, logos, symbols or brand names in any form or media, without Transferee’s consent or as otherwise required by law, including by any national securities exchange. To the extent that Transferor determines it is required by law to make any such public announcement related to this Agreement, Transferor will provide Transferee with ten (10) days’ notice of such public announcement.

(j)            For an Event of Force Majeure to excuse performance under this Agreement, Transferor must promptly notify Transferee in writing of the occurrence of such event and use commercially reasonable efforts to mitigate the effect of the Event of Force Majeure.

(k)           Transferor shall promptly notify the Transferee of any change, circumstance or event in or affecting the business, operations, properties or assets, condition (financial or otherwise) or prospects of Gevo, Inc. that, individually or in the aggregate, could reasonably likely affect the ability of Gevo, Inc. to perform its obligations under its guaranty issued pursuant to Section 2.4(j).

Section 6.2           Transferee’s Covenants.

(a)           Transferee shall comply with its obligations under Section 6.3(b).

(b)           Transferee shall not transfer the Transferred Credits to any other Person.

(c)           Transferee shall not take any affirmative action to become, or permit to become, a person related to Transferor within the meaning of Sections 267(b) and 707(b)(1) of the Code pursuant to Section 6418(a) of the Code

(d)           Transferee shall timely comply with all Applicable Laws and requirements necessary for Transferee to comply with in order to effectuate the transfer of the Transferred Credits pursuant to Section 6418 of the Code.

(e)           Transferee shall promptly notify Transferor of any Tax Contest.

(f)            Transferee shall not issue or release any public announcement, statement, press release or other publicity or marketing materials relating to the relationship of the Parties, this Agreement, or otherwise use or mention Transferor’s trademarks, service marks, trade names, logos, symbols or brand names in any form or media, without Transferor’s consent or as otherwise required by law, including by any national securities exchange. To the extent that Transferee determines it is required by law to make any such public announcement related to this Agreement, Transferee will provide Transferor with ten (10) days’ notice.

Section 6.3            Tax Contests

(a)           Transferor shall have the right to control the defense, negotiation and settlement of any Tax Contest where the subject of such Tax Contest is a person or entity owned or controlled by Transferor (a “Transferor Tax Contest”). Transferor will promptly inform Transferee of any information document requests or other written inquiries received by Transferor from the IRS about the Transfer Tax Credits. Transferor will keep Transferee informed of any material developments in a Transferor Tax Contest. Transferor will provide Transferee with copies of any material correspondence received from the IRS related to a Transferor Tax Contest and, to the extent timely received prior to the due date for any such written response, Transferor agrees to consider in good faith any reasonable comments from Transferee into the written response.

(b)           Transferee shall have the right to control the defense, negotiation and settlement of any Tax Contest where the subject of such Tax Contest is a person or entity owned or controlled by Transferee (a “Transferee Tax Contest”). Transferee will promptly inform Transferor of any information document requests, other written inquiries, or other substantive communications received by Transferee from the IRS regarding the Transfer Tax Credits (with information unrelated to Transfer Tax Credits redacted or removed). Transferee will keep Transferor informed of any material developments related to the Transfer Tax Credits in a Transferee Tax Contest (with information unrelated to the Transfer Tax Credits redacted or removed). Transferee will provide Transferor notice reasonably in advance of any substantive calls and meetings with the IRS or any other administrative or judicial proceeding related to the Transfer Tax Credits in a Transferee Tax Contest and Transferor will have the right to participate, at Transferor’s sole cost and expense, in any such meetings or conferences (during any period in which the Transfer Tax Credits will be discussed). Transferee will provide Transferor with copies of any material correspondence received from the IRS related to the Transfer Tax Credits in the Transferee Tax Contest (with information unrelated to the Transfer Tax Credits redacted or removed) and, to the extent timely received prior to the due date for any such written response, Transferee agrees to reasonably incorporate comments from Transferor; provided, however, for the avoidance of doubt, Transferee shall not be required to include any comments that it considers to be an incorrect statement of fact or law or otherwise misleading. Transferee shall not admit liability for, or settle or compromise, any claim related to the Transfer Tax Credits by the IRS or any other governmental authority without the prior written consent of Transferor (not to be unreasonably withheld, conditioned, or delayed). Transferee shall not reject a settlement or compromise related to the Transfer Tax Credits proposed by the IRS or any other governmental authority without the prior written consent of Transferor (not to be unreasonably withheld, conditioned or delayed). Transferee shall not be required to appeal a case to the United States Supreme Court.

Section 6.4            Further Assurances.

(a)           From time to time following the Transfer, each Party agrees (a) to furnish upon request to the other Party such further information, (b) to execute and deliver to the other Party such other documents, and (c) to do such other acts and things, in each case as either Party may reasonably request for the purpose of more fully effectuating the Transfer, including, without limitation, the delivery to Transferee of any books and records of the Transferor or its Affiliates.

(b)           Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, and shall cause its Affiliates as appropriate, to use reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the Transfer. Each Party shall, and shall cause its Affiliates as appropriate, to cooperate fully with the other Party in assisting such Party to comply with this Section.

Section 6.5           Confidentiality.

(a)           Execution of this Agreement shall constitute each Party’s agreement (i) to hold the Information (as defined below) and all related enclosures, documents and information received from the Party that discloses Information (the “Disclosing Party”) to the other Party (the “Receiving Party”) in strictest confidence as and to the extent provided herein and not to disclose, transmit or discuss the same to or with any person, other than (A) the Receiving Party’s Affiliates and representatives, employees, agents, auditors, counsel, consultants and advisors (collectively, “Representatives”) who agree to hold the same in confidence subject to the provisions of this Agreement or who are otherwise subject to a duty to not disclose confidential information, (B) in response to requests regarding the Information from governmental or regulatory authorities, or (C) pursuant to a subpoena, court order, administrative summons and the like, or by the rules and regulations governing a U.S. stock exchange, provided that prompt notice to the Disclosing Party is given by the Receiving Party to the extent such notice is not prohibited by law, (ii) in the event this Agreement is terminated, to promptly destroy or return the Information to the Disclosing Party, and (iii) not to contact parties other than the Disclosing Party or its Representatives in reference to the Information. Notwithstanding the foregoing, (x) a Receiving Party will be entitled to retain one copy of the Information for internal record keeping purposes and compliance with applicable professional standards and prudent corporate policies or for the purposes of defending or maintaining litigation or threatened litigation, subject to the continued application of the provisions of this Agreement and shall not be obligated to erase Information that is contained in an archived computer system made in accordance with the Receiving Party’s security and/or disaster recovery procedures on the understanding that any such retained Information shall remain subject to the continued application of the provisions of this Agreement, and (y) either Party may disclose to any Person the proposed and actual “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the investment and all materials of any kind (including opinions or other tax analyses) relating only to such tax treatment or tax structure and not basic project information; provided that, with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the investment as well as other information, such permitted disclosure shall apply solely to such facts and relevant portions of the document or similar item that relate to such tax treatment or tax structure.

(b)           “Information” means any and all factual data, documents, or tangible or intangible materials, disclosed by either Party or its Affiliates or Representatives, whether orally, in writing, electronically, or by any other means, in connection with the transactions contemplated by this Agreement or related to the Project. Information includes, but is not limited to, financial statements, business plans, marketing strategies, customer lists, technical specifications, trade secrets, ability, and any other information confidential in nature or related to the Project. Notwithstanding the foregoing, “Information” shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) was available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or its Representatives prior to receipt in accordance with this Agreement, provided that such information is not known by Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to Transferee or another party, (iii) becomes available to Receiving Party on a non-confidential basis from sources other than Disclosing Party or its Representatives, provided that such source is not known by the Receiving Party or its Representatives to be prohibited from transmitting the information to the Receiving Party by a contractual, legal or fiduciary obligation, or (iv) has been, or hereafter is, independently acquired or developed by Receiving Party without violation of any of the Receiving Party’s obligations under this Agreement.

ARTICLE VII
NOTICES

Section 7.1           All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery, (b) a writing in portable document format attached to an email transmission if receipt is confirmed by the recipient within five (5) Business Days, otherwise, options (a) or (c) will be pursued, (c) overnight or certified mail, postage prepaid, return receipt requested, or (d) next day air courier service. Notices shall be sent to the appropriate Party at its address or email address given below (or at such other addresses for such Party as shall be specified by notice given hereunder).

If to Transferor, to:	c/o Gevo, Inc. Attn: Chief Financial Officer 345 Inverness Dr. S Building C, Suite 310 Englewood, CO 80112 Email: [ ]

With copies to:	Gevo, Inc. Attn: Legal Department 345 Inverness Dr. S Building C, Suite 310 Englewood, CO 80112 Email: [ ]

McDermott Will & Emery LLP Attn: Philip Tingle 333 SE 2nd Avenue Suite 4500 Miami, FL 33131 Email: [ ]

If to Transferee, to:	[ ]

With copies to:	[ ]

All such notices, requests, demands, waivers and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of an email transmission, transmission thereof by the sender to the correct email address.

ARTICLE VIII
TERMINATION

Section 8.1            Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may (or shall, if so indicated) be terminated:

(a)           by the mutual written consent of the Parties;

(b)           by Transferor on the one hand, or Transferee on the other, if there has been a material breach on the part of the other Party of any representation, warranty, covenant or agreement contained in this Agreement, and such breach is not curable or such breach remains uncured for thirty (30) days, or such longer period as may be appropriate given the circumstances and agreed to by the Parties in writing, after notice of such breach is received;

(c)           by Transferor or Transferee, without any further obligation on the part of either Party, if a Governmental Authority shall have issued a final and non-appealable order, injunction, judgment, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Transfer, or if there shall be any Applicable Law that makes consummation of the Transfer unavailable, illegal or otherwise prohibited;

(d)            by Transferee, without any further obligation on the part of either Party, if (i) an insolvency event occurs with respect to Transferor, (ii) Transferor undergoes a change of control, or (iii) Transferee suffers a material adverse change that results in an inability to effectuate any Transfer of the Transferred Credits; or

(e)           upon expiration of the time specified in Section 5.4 (such termination being automatic and without need for notice); or

(f)            by either Party, without any further obligation on the part of either Party, if there is a Change in Tax Law following the Effective Date and the Parties are unable (despite reasonably cooperating in good faith to amend this Agreement, as necessary, to maintain the intent and commercial agreement of the Parties on the Effective Date) to agree on an amendment to this Agreement within thirty (30) days of such Change in Tax Law (including an amendment to reduce the amount of Transferred Credits); provided that, if such termination or amendment results from a Change in Tax Law that applies retroactively (or otherwise causes any Transferred Credits for which the Purchase Price has already been paid on a prior Transfer Date to be unavailable or unable to be transferred to, or claimed by, Transferee), Transferor shall promptly repay to Transferee those amounts of Purchase Price paid by Transferee to Transferor under this Agreement attributable to PTCs that Transferor is unable to Transfer or Transferee is unable to claim as a direct result of such Change in Tax Law (including for the avoidance of doubt, the payment made for the first Transfer and described in Section 2.3(a)), plus interest on such amounts calculated at the daily Secured Overnight Financing Rate (SOFR) published by the Federal Reserve Bank of New York on the date of such applicable Change in Tax Law; provided further that Transferee shall be entitled to withdraw any amounts held in escrow pursuant to Section 2.3(b) to the extent of Transferor’s obligations under this Section 8.1(f);

(g)           by the Transferee if Transferor fails to deliver to Transferee confirmation in writing from Themis Underwriting in form and substance reasonably acceptable to Transferee that the agreed-upon exclusions have been finalized and are not considered exclusions as of the Inception Date (as defined in the Tax Credit Insurance Policy).

Section 8.2            Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other Party.

Section 8.3            Termination Refund.            Upon a termination pursuant to Section 8.1(a)-(e), Transferor shall refund to Transferee all amounts previously paid by Transferee to Transferor with respect to Transferred Credits that Transferee is unable to claim as a result of such termination, plus interest on such amounts calculated at the daily Secured Overnight Financing (SOFR) published by the Federal Reserve Bank of New York on the date of such termination.

Section 8.4            Effect of Termination. If this Agreement shall be terminated pursuant to Section 8.1, this Agreement shall cease to have force and effect, and there shall be no further liability or obligation on the part of Transferee or Transferor, except that:

(a)           The provisions of ARTICLE V, Section 6.1(j), Section 6.2(f), Section 6.5, ARTICLE VII, and Section 9.8 shall continue to apply following such termination until the expiration of any related statute of limitations or similar period, if applicable.

(b)           Each Party shall continue to be liable for any breach by such Party of the terms of this Agreement occurring prior to such termination

(c)           Following the valid termination of this Agreement in accordance with Section 8.1, the Transferor shall be free immediately to enjoy all rights of ownership of the Transferred Credits, and to sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement, in each instance to the extent that Transferee did not pay for such Transferred Credits or was reimbursed by Transferor for any payments made to purchase such Transferred Credits.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Collateral Assignment to Financing Parties. The Parties agree and acknowledge that the Transferor shall be permitted to assign its rights, title and interest in, to and under this Agreement to Persons providing financing for the benefit of the Transferor or its Affiliates, provided that such assignment does not affect Transferee’s ability to claim the Transferred Credits, free and clear of any Liens and other encumbrances of any Person.

Section 9.2            Successors and Assigns. This Agreement shall be binding upon all of the Parties hereto and each of their permitted successors and assigns, if any. Except as provided in Section 2.8 of this Agreement with respect to the 2026 Option, no Party may assign any or all of its or their rights or obligations under this Agreement, in whole or in part, to any other Person without obtaining the written consent or approval of the other Party, which consent shall not be unreasonable withheld, conditioned, or delayed; provided, further, that such assignment shall not relieve Transferor from any liability to Transferee incurred under this Agreement prior to the date of assignment.

Section 9.3            Limitation of Liability. NO PARTY SHALL BE LIABLE (WHETHER IN CONTRACT, TORT, STRICT LIABILITY, EQUITY OR OTHERWISE) TO ANY OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, WHETHER OR NOT FORESEEABLE, INCLUDING LOST PROFITS AND ANY OTHER DAMAGES WHICH CANNOT BE READILY ASCERTAINED AND QUANTIFIED; PROVIDED, THAT, TO THE EXTENT THERE IS A LOSS OR DISALLOWANCE OF ANY TRANSFERRED CREDITS, IN WHOLE OR IN PART, TO WHICH THE INDEMNITY APPLIES, THE VALUE OF THE LOST TRANSFER TAX CREDITS AND ANY PENALTIES, ADDITIONS TO TAX, AND INTEREST IN RESPECT THEREOF SHALL NOT CONSTITUTE CONSEQUENTIAL OR SPECIAL DAMAGES.

Section 9.4            Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.5            Entire Agreement; Amendments; Attachments. This Agreement and all exhibits hereto, represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties. Transferee and Transferor may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by Transferee and Transferor, and any such amendment or modification so effected shall be enforceable in all respects on the Parties to this Agreement. If the provisions of any exhibit are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail. The exhibits attached hereto are hereby incorporated as integral parts of this Agreement.

Section 9.6            Severability. Any provision of this Agreement which is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof or rendering that or any other provision of this Agreement invalid, illegal or unenforceable, so long as the economic or legal substance of the Transfer contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transfer are fulfilled to the fullest extent possible.

Section 9.7            Governing Law; Consent to Jurisdiction; Service of Process.

(a)            Governing Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of, or applicable to, the State of New York.

(b)            Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts, federal or state, within the State of New York in connection over any dispute arising out of or relating to this Agreement or the Transfer; and each Party hereby irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.

(c)            Service of Process. The Parties irrevocably consent to the service of process in any dispute by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address specified in ARTICLE VII or in any other manner permitted by Applicable Law.

(d)            Legal Fees. In the event of legal action between the parties, the prevailing party in such action shall be entitled to collect its reasonable legal fees and costs from the non-prevailing party.

Section 9.8            WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSFER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.8.

Section 9.9            Section Headings. The Section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.

Section 9.10         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Signatures transmitted by electronic means shall have the same effect as an original signature.

Section 9.11         No Third-Party Beneficiaries. This Agreement is entered into for the sole benefit of the Parties, and except as specifically provided herein (including with respect to parties entitled to indemnification, as described in Section 5.1 and Section 5.2), no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement. For the sake of clarity, no Affiliate of Transferor shall have any liability under the terms and conditions outlined in this Agreement.

Section 9.12         No Joint Venture. Each Party will perform all obligations under this Agreement as an independent contractor. Nothing herein contained shall be deemed to constitute any Party a partner, agent or legal representative of the other Party or to create a joint venture, partnership, agency or any relationship between the Parties.

Section 9.13         Costs. Except as otherwise stated in this Section 9.12, each Party shall pay all of its own costs and expenses, including the fees and costs of its attorneys, consultants, contractors and representatives, incurred in connection with this Agreement; provided that, Transferor shall reimburse Transferee for (a) up to $[            ] of Transferee’s out of pocket expenses for legal and advisory fees incurred by Transferee in connection the transactions contemplated by this Agreement (including prior to and on each Transfer Date), (b) up to an additional $[            ] in legal fees in connection with securing a Tax Credit Insurance Policy for the second and final Transfer Dates, (c) any fees assessed by Stifel Financial Corporation in its capacity as broker of the transactions contemplated by this Agreement, and (d) any and all Tax Credit Insurance Policy costs including insurance fees and/or premiums, if any.

< Signature Pages Follow >

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the date first above written.

TRANSFEROR:

Gevo Intermediate HoldCo, LLC

By:
Name:
Title:

Signature Page to the

Tax Credit Transfer Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of and on the date first above written.

TRANSFEREE:

[ ]

By:
Name: [ ]
Title: [ ]

Signature Page to the

Tax Credit Transfer Agreement

EXHIBIT A
DEFINITIONS

“2025 Acceptance Notice” has the meaning given to it in Section 2.7.

“2025 Offer” has the meaning given to it in Section 2.7.

“2026 Credits” has the meaning given to it in Section 2.7.

“2026 Election Notice” has the meaning given to it in Section 2.8(b).

“2026 Option” has the meaning given to it in Section 2.8(a).

“Additional 2025 Credits” has the meaning given to it in Section 2.7.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, “control” (including, its correlative meaning “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by Contract or otherwise).

“Agreement” has the meaning given to it in the Preamble.

“Applicable Law” means all federal, state, local, county or municipal laws, statutes, codes, acts, treaties, ordinances, orders, judgments, writs, decrees, injunctions, rules, regulations, Permits and requirements (including all environmental laws) of all regulatory and other Governmental Authorities having jurisdiction over Transferor, Transferee or the Project.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in New York or a federal holiday in the United States.

“Change in Tax Law” means (a) any change in or amendment to the Code or other federal income tax law, (b) any issuance, promulgation or change in, or of, any temporary or final Treasury Regulations, (c) any decision by the United States Tax Court, the United States Court of Federal Claims, a United States District Court, a United States Court of Appeals or the United States Supreme Court that applies, advances or articulates a new or different interpretation or analysis of the federal income tax law or (d) (i) any guidance from the IRS published in the Internal Revenue Bulletin and/or Cumulative Bulletin, (ii) any guidance, advice, statement, notice, announcement, proclamation, revenue ruling, or revenue procedure that applies to taxpayers generally rather than to a specific taxpayer, (iii) any technical advice memorandum that has unredacted facts identifiable as substantively similar to those in this transaction, and (iv) any published advice, advisory, or legal memorandum issued by IRS Chief Counsel, in the case of each of subclauses (i) through (iv) of this clause (d), that applies, advances or articulates a new or different interpretation or analysis of the Code or other federal income tax law, in each case with respect to clauses (a) through (d) above, that (x) is reasonably likely to limit, restrict, reduce or disallow the Transferred Credits or the Transfer thereof or (y) creates a reasonable likelihood that the Transferred Credits will not be allowed or will be lost, disallowed or reduced (other than, for avoidance of doubt, Transferee’s (or its Affiliate’s) inability to utilize the Transferred Credits due to any reduction of Transferee’s tax capacity).

Exhibit A of the Tax Credit Transfer Agreement	A - 1

“Claim” means, with respect to any Person, any claim, demand, suit, litigation, proceeding, action, judgment, investigation or other claim or threat of the same nature against such Person, whether or not involving legal proceedings or ultimately determined to be valid.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any legally binding contract, agreement, license, sublicense, assignment, purchase agreement, indenture, lease, sublease, instrument of indebtedness, security agreement, purchase order, sales order, offer to sell, option, right of first refusal, distribution agreement, right to discounts, maintenance agreement or undertaking or instrument of any kind, obligation or other arrangement or agreement, in each case whether oral or written, including any amendments and other modifications thereto.

“Data room” means that certain sharepoint folder found at GevoFinance - Gevo 2025 45Z Credit_Ethanol Facility - All Documents.

“Disclosing Party” has the meaning given to it in Section 6.5(a)

“EcoEngineers” has the meaning given to it in Section 2.4(j).

“Effective Date” has the meaning given to it in the Preamble.

“Emissions Factor” has the meaning provided to such term in Section 45Z(b) of the Code.

“Event of Force Majeure” means any event or circumstance beyond the reasonable control of the Transferor that prevents or materially delays the production or sale of ethanol from the Project or otherwise materially impairs the Transferor’s ability to generate or transfer the Transferred Credits, including but not limited to: (a) acts of God or natural disasters (including flood, earthquake, storm, fire, or explosion); (b) pandemics or epidemics and related governmental restrictions or shutdowns; (c) acts of war (whether declared or not), hostilities, civil disturbances, terrorism or threats thereof; (d) material interruption or failure of utility or transportation services essential to plant operations; (e) unanticipated major mechanical failure of the Project despite adherence to prudent operating practices; (f) changes in applicable law (other than a Change in Tax Law); (g) labor disputes, strikes or lockouts affecting essential personnel not within Transferor’s reasonable control; or (h) any action or inaction by a Governmental Authority (other than a Change in Tax Law) that directly prevents Transferor from complying with Section 6418 of the Code or otherwise transferring the Transferred Credits. Notwithstanding the foregoing, economic hardship, lack of funds, or general market conditions shall not constitute an Event of Force Majeure.

“Excess Interest and Excess Penalties” means any amount of interest or penalties imposed on Transferee arising out of a non-payment to the IRS of amounts owed pursuant to a Final Determination that accrue during the period starting on the date that is thirty (30) Business Days after the date of a Final Determination and ending on the date on which Transferor pays Transferee the amount Transferee is required to pay pursuant to its indemnification obligations under Section 5.1 related to such Final Determination.

Exhibit A of the Tax Credit Transfer Agreement	A - 2

“Excluded Event” has the meaning given to it in Section 5.1(a).

“Final Determination” means (a) a “determination” as defined in Section 1313(a) of the Code, (b) the expiration of the time for instituting suit with respect to a claimed deficiency, or (c) the mutual agreement of the Parties to no longer pursue any ongoing contest or to take a tax return position that does not include the claim for the total amount of PTCs transferred pursuant to this Agreement.

“Governmental Authority” means any (i) federal, state, county, municipal or local government (whether domestic or foreign) or any political subdivision thereof, (ii) any court or administrative tribunal, (iii) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, department, commission, board, taxing authority, court, or other entity or instrumentality of competent jurisdiction, or (iv) any arbitrator with authority to bind a party at law.

“Information” has the meaning given to it in Section 6.5(b).

“IRS” means the Internal Revenue Service.

“Lien” means any mortgage, deed of trust, lien (choate), pledge, charge, security interest, assessment, reservation, assignment, hypothecation, defect in title, encroachments and other burdens, restrictive covenant, whether arising by Contract or under any Applicable Law and whether or not filed, recorded or otherwise perfected or effective under any Applicable Law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Losses” means any and all additions to tax (including a tax gross-up, subject to Section 5.3), interest, and penalties imposed by the IRS, and all other losses, damages, costs, and expenses, including reasonable and documented attorneys’ fees, court costs, and other costs of suit, as well as any Excess Interest and Excess Penalties.

“Material Adverse Effect” means any change, circumstance or event that, in the aggregate, will have a material adverse effect on (a) the Transfer Credits, including with respect (i) to the ability to register and/or transfer such Transfer Credits to the Purchaser or (ii) the material increased risk of loss, reduction, or disallowance to or of the Transfer Credits, or (b) the ability of any Person to perform its obligations under any Transaction Document to which such Person is a party.

“Max Credits” has the meaning given to it in Section 2.1(a).

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, the certificate or articles of organization, bylaws, partnership agreement, limited liability company agreement, operating agreement, stockholders’ agreement, trust agreement and/or similar organizational documents or agreements, as applicable, of such Person, including all amendments thereto.

“Party” or “Parties” have the meanings given to them in the Preamble.

“Permits” means all permits, licenses, approvals, consents, orders, registrations, privileges, franchises, memberships, certificates, entitlements and other authorizations issued by Governmental Authorities, including any environmental, health and safety permits, site plan approval, building permits, certificates of occupancy, and all amendments, modifications, supplements, general conditions and addenda thereto.

Exhibit A of the Tax Credit Transfer Agreement	A - 3

“Person” means any individual natural person, corporation, limited liability company, partnership, firm, association, joint venture, Governmental Authority, trust or any other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so requires, whether acting in an individual, fiduciary or other capacity.

“Placed in Service” means “placed in service” for purposes of Section 45Z of the Code.

“Production Period” has the meaning given to it in the Recitals.

“Project” has the meaning given to it in the Recitals.

“Project Company” has the meaning set forth in the Recitals.

“Proposed Change in Tax Law” means (i) (a) any proposed Treasury Regulation promulgated under the Code or (b) any proposed change in or amendment to the Code or another federal income tax statute that is in a bill passed by the U.S. House of Representative or the U.S. Senate and is reasonably likely to be enacted into law, taking into account any opposition or an affirmative indication of support expressed by either (x) the majority party of the other body of Congress, or (y) official statements from the Executive Branch, and (ii) if enacted or finalized, would constitute a Change in Tax Law. The Parties agree that neither H.R. 1, as passed by the House of Representatives in May 2025, nor proposed Senate Amendment to H.R. 1 released by the Senate Committee on Finance on June 16, 2025 constitute a Proposed Change in Tax Law.

“PTC” has the meaning given to it in the Recitals.

“Per Credit Purchase Price” has the meaning given to it in Section 2.3(a)

“Purchase Price” has the meaning given to it in Section 2.3(a).

“Receiving Party” has the meaning given to it in Section 6.5(a).

“Registration Number” has the meaning given to it in Section 2.4(i).

“Representative” has the meaning given to it in Section 6.5.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise, withholding, premium, occupation or other taxes of any kind whatsoever imposed by or on behalf of any Tax Authority, including any interest, penalty thereon or addition thereto.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or subdivisions thereof that imposes or collects such Tax.

“Tax Contest” has the meaning given to it in Section 6.1(g).

Exhibit A of the Tax Credit Transfer Agreement	A - 4

“Tax Credit Insurance Policy” means the tax credit insurance policy issued by Aon via Themis Underwriting and Ryan Specialty, LLC (or with respect to the second and final Transfer Date, another insurance broker and/or provider) reasonably acceptable to Transferee with a coverage limit equal to at least 125% of the amount of the Transferred Credits, a term of at least 7 years, and coverage for, inter alia, transportation fuel (ethanol) giving rise to the Transferred Credits being sold to an unrelated person in accordance with Section 45Z(a)(4) of the Code.

“Tax Return” means any return, report, information return, attachment, declaration, election, claim for refund or other document (including any schedule, statement or related or supporting information) filed or supplied or required to be filed or supplied to any Governmental Authority with respect to Taxes of any kind or nature.

“Third Party Claims” means any legal proceedings instituted or any claim or demand asserted by any third party other than the IRS against Transferor or its Affiliates and their respective, directors, officers, shareholders, and employees.

“Transfer” has the meaning given to it in Section 2.1.

“Transfer Date” has the meaning given to it in Section 2.1.

“Transfer Date Certificate” means a certificate substantially in the form provided in Exhibit C, to be provided by Transferor on each Transfer Date (other than the first Transfer Date)

“Transfer Election Statement” has the meaning given to it in Section 2.4.

“Transfer Notice” has the meaning given to it in Section 2.2.

“Transferee” has the meaning given to it in the Preamble.

“Transferee Tax Contest” has the meaning given to it in Section 6.3(b)

“Transferor” has the meaning given to it in the Preamble.

“Transferor Tax Contest” has the meaning given to it in Section 6.3(a).

“Transferred Credits” has the meaning given to it in the Recitals.

“Treasury” means the United States Department of the Treasury.

“Treasury Regulation” means the final, temporary, and proposed regulations promulgated by the Treasury.

“Under-delivery Amount” has the meaning given to it in Section 2.6(a).

“Under-delivery Fee” has the meaning given to it in Section 2.6(a).

Exhibit A of the Tax Credit Transfer Agreement	A - 5